Exhibit 99.1

TIVIC SECURES BARDA MEETING
FOR ENTOLIMOD™ FOR ACUTE RADIATION SYNDROME

Meeting with Radiological and Nuclear Medical Countermeasures Program

FREMONT, Calif. – November 18, 2025 -- Tivic Health® Systems, Inc. (Nasdaq: TIVC), a late-stage therapeutics company, today announced it has secured an exclusive Techwatch meeting with the Biomedical Advanced Research and Development Authority (BARDA)’s Radiological and Nuclear Medical Countermeasures Program staff.

Tivic leadership will be presenting clinical data on Entolimod’s effects on radiation-induced injury and acute radiation syndrome (ARS), its progress on manufacturing readiness and the preparations it has been making for a biologics license application, or BLA.

The Techwatch format allows Tivic and BARDA staff to exchange technical information, establish program priorities, and discuss development pathways for Entolimod to potentially be deployed in mass-casualty, stockpile, and field deployment situations. The process enables BARDA to evaluate technology readiness, understand manufacturing and approval requirements, and identify potential pathways to funding and purchasing.

“This interaction supports Tivic’s strategy to develop high-value therapeutic assets with potential government partnership or acquisition pathways,” said Jennifer Ernst, CEO of Tivic Health. “We believe our focus on radiation injury and host-directed countermeasures positions us well in a space with defined federal demand and long-term strategic relevance.”

Entolimod, Tivic’s lead drug candidate, is a novel TLR5 agonist that triggers NF-kB signaling, activating anti-apoptotic and cell protective mechanisms. Under the FDA’s Animal Rule, Entolimod for ARS has been the subject of extensive trials and has demonstrated robust survival, enhanced GI tract recovery and improved hematopoiesis in animal models when administered after exposure to ionizing radiation. Clinical studies also suggest Entolimod may serve as a radioprotective agent that can be used prophylactically (prior to exposure) to reduce damage. Entolimod for ARS has been granted Fast Track and Orphan Drug designations by the FDA.

More About BARDA

BARDA is part of the Administration for Strategic Preparedness and Response (ASPR) and operates within the U.S. Department of Health and Human Services (HHS) agency to develop, procure, and stockpile medical countermeasures, including vaccines, drugs and diagnostics that address chemical, biologic, radiologic, and nuclear public health threats.

About Tivic Health Systems, Inc.

Tivic’s mission is to harness the immune system to improve clinical outcomes and save lives.

Tivic’s biologics compounds activate an innate immune pathway to prevent cell death in the bone marrow and epithelial tissues across systems impacted by radiation and age. The company’s lead drug candidate, Entolimod™ for acute radiation syndrome, is a novel TLR5 agonist that has been granted Fast Track and Orphan Drug designations and is in late-stage development. The company also holds rights to Entolimod for the treatment of neutropenia and to Entolasta, an immunologically optimized variant of Entolimod for chronic applications.

Tivic’s bioelectronic program has been developing a novel, non-invasive medical device designed to target the neural pathways implicated in many prevalent and debilitating diseases. Early trials show promising signals that Tivic’s approach may regulate specific biologic responses, and the company believes its early-stage vagus nerve stimulation device has the potential to deliver clinical outcomes similar to or better than those of surgically implanted devices. To learn more about Tivic, visit: https://ir.tivichealth.com.

Forward-Looking Statements

This press release may contain “forward-looking statements” that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” “will,” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on Tivic Health Systems Inc.’s current expectations and are subject to inherent uncertainties, risks, and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate, including as a result of interactions with and guidance from the FDA, BARDA, and other regulatory authorities; changes to the company’s relationship with its partners; timing and success of clinical trials and study results; the failure to obtain FDA or similar clearances or approvals and noncompliance with FDA or similar regulations; the company’s future development of its ncVNS treatment, Entolimod and Entolasta; changes to the company’s business strategy; regulatory requirements and pathways for approval; the company’s ability to successfully commercialize its product candidates in the future; the potential opportunities that may be available to the company and its product candidates in the future; the company’s need for, and ability to secure when needed, additional working capital; the company’s ability to continue as a going concern; the company’s ability to maintain its Nasdaq listing; and changes in tariffs, inflation, legal, regulatory, political and economic risks. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors. Accordingly, you are cautioned not to place undue reliance on such forward-looking statements. For a discussion of risks and uncertainties relevant to the company, and other important factors, see Tivic Health’s filings with the SEC, including, its Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 21, 2025, under the heading “Risk Factors,” as well as the company’s subsequent filings with the SEC. Forward-looking statements contained in this press release are made as of this date, and Tivic Health Systems, Inc. undertakes no duty to update such information except as required by applicable law.

To learn more about Tivic, visit: https://ir.tivichealth.com

Investor Contact:
Hanover International, Inc.
ir@tivichealth.com

Media Contact:
Deanne Eagle or Laura Min Jackson
media@tivichealth.com